Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

EMAK Worldwide Exploring Strategic Options

LOS ANGELES, June 26, 2008 – EMAK Worldwide, Inc. (OTC: EMAK), a leading marketing services firm, today announced that its Board of Directors has formed a special committee of independent directors to consider strategic alternatives in light of EMAK’s current business strategy as well the receipt of third party inquiries, including a letter from Marlin Equity Partners, LLC containing an unsolicited and non-binding proposal to initiate discussions regarding a possible acquisition of the Company.

The special committee will evaluate the Marlin proposal and other strategic alternatives consistent with its fiduciary duties, and in consultation with its financial and legal advisors, and following such review, will respond as appropriate and in the best interests of the Company’s shareholders, including a recommendation to the full Board.

EMAK also acknowledged the Schedule 13D amendment filed by Crown EMAK Partners, LLC and Crown’s various affiliates disclosing that group's entry into a 30-day exclusivity agreement, subject to extension, with Marlin which restricts the sale of the group’s preferred stock, representing approximately 28% of the Company’s outstanding voting securities, to anyone other than Marlin or the Company.  Marlin also disclosed to EMAK that it is working with Donald A. Kurz, a shareholder of EMAK.

Jim Holbrook, Chief Executive Officer, commented, “From time to time, we receive overtures from third parties inquiring about acquiring EMAK. To date, these inquiries have been preliminary in nature and not, in the opinion of our Board, in the best interests of our shareholders. We recently released a fact sheet on the investor relations page of our web site which contains more information about our current operations and our view of our prospects, and we would urge our shareholders to review that information.”

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About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company. The Company does not generally comment on or provide updates on informal expressions of interest or formal proposals or offers presented to the company from time to time. The Company does not currently intend to make further announcements until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

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